                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )

Filed by the Registrant / /

Filed by a Party other than the Registrant: /x/

Check the appropriate box:

   / /    Preliminary Proxy Statement
   / /    Confidential, For Use of the Commission Only (as permitted by
          Rule 14a-6(e)(2))
   / /    Definitive Proxy Statement
   /x/    Definitive Additional Materials
   / /    Soliciting Material Under Rule 14a-12

                               SL INDUSTRIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                               THE RORID COMMITTEE
                             STEEL PARTNERS II, L.P.
                             WARREN G. LICHTENSTEIN
                            NEWCASTLE PARTNERS, L.P.
                                 MARK E. SCHWARZ
                                   GLEN KASSAN
                               JAMES R. HENDERSON
                                 STEVEN WOLOSKY
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

          Payment of Filing Fee (Check the appropriate box):

          /x/    No fee required.

          / /    Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
                 and 0-11.

          (1)    Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

          (2)    Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

          (3)    Per unit price or other underlying value of transaction
                 computed pursuant to Exchange Act Rule 0-11:

--------------------------------------------------------------------------------

          (4)    Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

          (5)    Total fee paid:

--------------------------------------------------------------------------------

          / /    Fee paid previously with preliminary materials:

--------------------------------------------------------------------------------

          / /    Check  box if any  part of the fee is  offset  as  provided  by
Exchange Act Rule  0-11(a)(2)  and identify the filing for which the  offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)     Amount Previously Paid:

--------------------------------------------------------------------------------

         (2)     Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

         (3)     Filing Party:

--------------------------------------------------------------------------------

         (4)     Date Filed:

--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

            The RORID Committee (the "Committee") is filing materials  contained in this Schedule 14A with the Securities  and Exchange  Commission in connection with a  solicitation  of proxies in support of the  election of the  Committee's nominees to the Board of Directors of SL Industries,  Inc.  ("SL") at the Annual
Meeting of Stockholders scheduled to be held on January 22, 2002.

TABLE OF CONTENTS

Cover letter to Definitive Proxy Statement from the
Committee to SL stockholders dated December 14, 2001.....................Item 1

Open letter from the Committee to SL stockholders........................Item 2

PowerPoint presentation to SL stockholders...............................Item 3

ITEM 1

                               THE RORID COMMITTEE

                                December 14, 2001

Dear Fellow Stockholder:

            The RORID Committee is composed of individuals representing combined shareholdings  of 850,800 shares of SL  Industries,  Inc.  Common Stock.  We are convinced  that the current board is not acting in your best  interests,  and we are therefore  seeking your support for the election of our five nominees to the
SL Board of Directors at the January 22, 2002 Annual Meeting of Stockholders.

            We urge you to carefully  consider the information  contained in the attached Proxy  Statement and then support the efforts of The RORID Committee to maximize  value for all  stockholders  by  signing,  dating  and  returning  the enclosed GOLD proxy today.

            If you have already  voted for the  incumbent  management  slate you have every  right to change  your vote by signing  and  returning  a later dated proxy.

            If you have any questions or require any  assistance  with your vote please  contact  Innisfree  M&A  Incorporated,  which is assisting  us, at their address and toll-free numbers below.

                                          Thank you for your support,

                                          /s/ Warren G. Lichtenstein
                                          --------------------------
                                          Warren G. Lichtenstein
                                          On behalf of The RORID Committee

                        [INNISFREE M&A INCORPORATED LOGO]
                         501 MADISON AVENUE, 20TH FLOOR
                            NEW YORK, NEW YORK 10022

                         CALL TOLL FREE: (888) 750-5834
                 BANKS AND BROKERS CALL COLLECT: (212) 750-5833

                                      -2-

ITEM 2

                      AN IMPORTANT MESSAGE TO STOCKHOLDERS
                                      FROM
                               THE RORID COMMITTEE
             (RESPONSIBLE OWNERS REPLACING IRRESPONSIBLE DIRECTORS)

Dear Fellow Stockholders:

We are the  owners of  850,800  shares of SL  Industries,  Inc.  ("SL").  We are convinced that the full value of our investment will never be realized under the leadership of the existing Board and  management.  We are offering  stockholders the  opportunity to vote for a slate of  accomplished,  experienced  businessmen committed  to  maximizing  the value of SL for all  stockholders  at the  annual meeting of stockholders scheduled to be held on January 22, 2002.

A MISERABLE MANAGEMENT RECORD:

o    Following  the fiscal  year ended July 31,  1999,  the Board  changed  SL's fiscal  year-end  from July 31 to  December  31. This change in fiscal year served no  justifiable  business  purpose but instead  served to  obfuscate
     financial   reporting  and  confuse  the   comparisons  of  SL's  financial
     performance with prior periods by creating a 5-month "stub" period.

o    Since the  beginning  of the  5-month  "stub"  period,  SL has  reported  a staggering $18.6 million in restructuring charges through the quarter ended
     September 30, 2001.  Additional  restructuring  charges of $1.2 million are projected for the quarter  ending  December 31, 2001,  for a total of $19.8 million in charges.  The $19.8 million in charges exceeds total  cumulative net profits reported by SL since July 31, 1990.

o    CEO Owen Farren  stated in SL's 1999 annual report that "we believe that SL
     Industries' common stock represents an outstanding investment opportunity."
     Since then, SL's share price dropped from $12.75 to recent prices of around
     $6 - a decline of over 50%.

o    In October 2001, SL's share price sank to a low of $3.76, a price level not seen since 1994.

A MISERABLE CORPORATE GOVERNANCE RECORD:

o    Until we took legal  action  against  SL,  management  did not  schedule an annual meeting of stockholders  for close to two years. We believe that the
     Board's failure to schedule an annual meeting of stockholders  was intended to entrench  management and the Board and to avoid  accountability for SL's dismal financial and share price performance.

                                      -3-

o    In 1997,  the  Board  eliminated  cumulative  voting  for the  election  of directors,  a mechanism  intended to allow minority  stockholders  to elect directors.  This action which effectively  abrogates  minority  stockholder rights has absolutely no defendable business purpose.

A FAILURE OF OVERSIGHT:
The Board of  Directors  of a public  company is  charged  with  overseeing  the management  of the  company  on behalf of the  stockholders.  Yet  despite  SL's disastrous results,  the SL Board has recently,  and in our opinion ludicrously, awarded management  lucrative "golden parachutes." The Board seems blindly loyal to a management out of touch with the realities of SL's business.

o    Since we announced that we would  challenge  SL's incumbent  directors with our slate of  nominees,  certain  SL  executives  entered  into  "change in control"  agreements  with  SL  under  which  they  would  be  entitled  to exorbitant  payments (over $1.1 million in the case of CEO Owen Farren) and other  benefits  if the  executives  are  terminated  following a change in control of SL.

o    Management has spent over $30 million in cash on  acquisitions  since 1998.
     In making  acquisitions,  we estimate  that SL has  increased its long-term debt  from  $833,000  to over $40  million,  substantially  increasing  the financial risk of SL.

o    SL is in such a financially distressed state that:

     o    management has discontinued SL's quarterly  dividend - a dividend that has been paid for years;

     o    SL's  auditors  have  indicated  that they might have to modify  their report with respect to SL's ability to continue as a "going  concern";
          and

     o    the NYSE is threatening to delist SL common stock.

A LACK OF COMMITMENT:
The directors and  executive  officers own in the aggregate  less than 1% of the outstanding  shares  of SL.  With no  significant  investment  stake in SL,  the
Board's and management's interests are clearly not aligned with the interests of
SL stockholders.

A REAL ALTERNATIVE:
As the second largest  stockholder of SL, The RORID Committee  believes that its interests are clearly  aligned with yours. We urge you to support our efforts by signing,  dating and returning  your GOLD proxy card today.  If you have already voted for the  incumbent  management  slate you have every  right to change your vote by  signing  and  returning  a later  dated  GOLD  proxy.  If you  have any questions or require any assistance with your vote, please contact Innisfree M&A
Incorporated,  which is assisting us, at the address and  toll-free  numbers set forth in the enclosed Proxy Statement.

                                      -4-

Thank you for your support,

/s/ Warren G. Lichtenstein
--------------------------
Warren G. Lichtenstein
On behalf of The RORID Committee

                                       -5-

Item 3

                               THE RORID COMMITTEE

             "RESPONSIBLE OWNERS REPLACING IRRESPONSIBLE DIRECTORS"

                               THE RORID COMMITTEE

o    The second largest stockholder of SL Industries.

o    Believes that SL's  historical  financial and stock price  performance  has significantly trailed its peer group.

o    Believes  that  recent  actions  of the SL Board  have not been in the best interests of the stockholders.

o    Has nominated its slate of directors in opposition to the SL Board.

o    Elections for the Board will be held at the annual meeting of  stockholders on January 22, 2002.

The RORID Committee -- "Responsible Owners Replacing Irresponsible Directors"

                               THE RORID COMMITTEE

o    The Committee, along with all of the participants in the solicitation,  are the beneficial owners of 850,800 shares (14.9%).

o    We are committed to giving all SL's stockholders the opportunity to receive the maximum value for their shares.

The RORID Committee -- "Responsible Owners Replacing Irresponsible Directors"

                              NOMINEES FOR DIRECTOR

o           Warren G. Lichtenstein
o           Mark E. Schwarz
o           James R. Henderson
o           Glen Kassan
o           Steve Wolosky

The RORID Committee -- "Responsible Owners Replacing Irresponsible Directors"

                                  OUR NOMINEES

o    Are committed to maximizing shareholder value through a sale of the company or other strategic alternatives.

o    Are  seeking  to replace  five  incumbent  directors  whose  interests,  we believe, are not aligned with the interests of SL's stockholders.

o    Will  constitute a majority of the current  eight-member  board if elected.

The RORID Committee -- "Responsible Owners Replacing Irresponsible Directors"

                            SL'S LAGGING SHARE PRICE

o    We believe that SL's share price over the past several  years  demonstrates the Board's failure to create value for its stockholders.

o    During the period from July 31, 1995 through  December 31, 2000, SL's stock price  performance  has lagged its peer group index by 201% with cumulative total returns for the S&P Electrical Equipment group index of approximately
     308% compared to cumulative  total returns for SL's shares of approximately
     107%.

The RORID Committee -- "Responsible Owners Replacing Irresponsible Directors"

                            SL'S LAGGING SHARE PRICE

o    On December 29, 2000,  SL shares  closed at $11.44.  Since then,  the share price has fluctuated  between $14.90 (February 15, 2001) and $3.72 (October
     9, 2001), representing a stunning 67% decrease since December 29, 2000.

STOCK PERFORMANCE GRAPH

PRICE HISTORY - SL (1/1/2001 - 12/14/2001)

DATE:     1/1/2001       4/2/2001       7/2/2001       10/1/2001      12/14/2001

PRICE:    $11.4375       $13.00         $11.00         $5.69          $6.10

The RORID Committee -- "Responsible Owners Replacing Irresponsible Directors"

                                CONTINUED LOSSES

o    SL realized  net losses of  approximately  $7.5  million for the nine month period ended September 30, 2001.

o    SL  recorded  losses  from the  restructuring  plan of  approximately  $8.2 million and $4.1 million in the second and third  fiscal  quarters of 2001, respectively.

o    SL  expects  to  record  approximately  $1.2  million  in  losses  from the restructuring plan in the fourth fiscal quarter of 2001.

The RORID Committee -- "Responsible Owners Replacing Irresponsible Directors"

                                 GOING CONCERN

o    We are  extremely  concerned  with  SL's  ability  to  continue  as a going concern.

o    SL has exhausted the  availability  of funds under its credit facility with
     $38.8  million of principal  outstanding,  as of September 30, 2001, of the maximum $40 million availability.

o    SL has advised its banks that it was in default of the financial  covenants in its credit facility at September 30, 2001.

o    The auditors have advised SL that failure to resolve these matters prior to the completion of their fiscal year 2001 audit may result in a modification of their audit report with respect to the company's  ability to continue as a going concern.

The RORID Committee -- "Responsible Owners Replacing Irresponsible Directors"

                          REASONS FOR THE SOLICITATION

o    We  question  whether  the  interests  of the SL Board and  management  are aligned with the  interests  of SL  stockholders  in view of their  limited ownership  of  securities  of SL.  Directors  and  executive  officers  own outright a total of 47,828 shares (less than 1%).

o    We believe that the SL Board must promptly  explore other  alternatives  to maximize stockholder value including a sale of the entire company.

The RORID Committee -- "Responsible Owners Replacing Irresponsible Directors"

                          REASONS FOR THE SOLICITATION

o    On November  15,  2001,  SL  announced  that the regular  semi-annual  cash dividend payment has been suspended.

o    SL has been in violation of NYSE  listing  criteria,  due to its failure to comply with market  capitalization  requirements.  On December 11, 2001, SL announced  that it submitted a plan of  compliance to the NYSE. If the NYSE rejects this plan, SL will be subject to delisting,  which would  adversely affect stockholders' liquidity.

The RORID Committee -- "Responsible Owners Replacing Irresponsible Directors"

                          CHANGE IN CONTROL AGREEMENTS

o    The SL Board  Compensation  Committee has stated in public  filings that it
     "believes that executive  compensation  should be linked to value delivered to shareholders."

o    On May 1, 2001, certain executive officers of SL (Owen Farren, David Nuzzo and Jacob Cherian) entered into change in control agreements with SL indicating to the Committee that current management's interests may not be aligned with the interests of SL stockholders.

o    These agreements are  inconsistent  with the philosophy of the Compensation
     Committee.

The RORID Committee -- "Responsible Owners Replacing Irresponsible Directors"

                          CHANGE IN CONTROL AGREEMENTS

o    Under the agreements, each officer will be entitled to receive two times
     (2.99 times for Mr. Farren) the average of his combined annual salary and cash bonus for each of the previous three full calendar years and benefits for up to 24 months (36 months for Mr. Farren) in the event the executive is terminated within one year following a "change in control."

The RORID Committee -- "Responsible Owners Replacing Irresponsible Directors"

                          SL BOARD'S RESTRUCTURING PLAN

o    We  believe  that  the SL  Board's  restructuring  plan is not in the  best interests of the stockholders.

o    On March 19, 2001,  SL announced  that it had engaged  Credit  Suisse First
     Boston (CSFB) to explore a sale of the company.

o    In November 2001,  SL's Board announced that it did not believe that it was in the best interests of the stockholders to sell the entire company.

o    In November  2001,  the Board also  announced that it was in the process of negotiating the sale of two subsidiaries of SL.

The RORID Committee -- "Responsible Owners Replacing Irresponsible Directors"

            THE COMMITTEE'S VIEW ON THE SL BOARD'S RESTRUCTURING PLAN

o    We believe that SL should be sold at the current time.

o    We are concerned that the potential sale of these two subsidiaries  will be for substantial  losses and will not maximize  stockholder value for the SL stockholders in the immediate future.

The RORID Committee -- "Responsible Owners Replacing Irresponsible Directors"

                                   PROXY VOTE

o    Stockholders  of record at the close of  business  on  December 5, 2001 are entitled to vote at the annual meeting.

o    Vote for Nominees committed to a sale of the company.

o    Vote the GOLD Proxy. A vote on  management's  white proxy card, even voting against  the  management  slate,  will  cancel  a  previous  vote  for  the
     Committee.

The RORID Committee -- "Responsible Owners Replacing Irresponsible Directors"